                                                                    EXHIBIT 99.1


                             [THOR INDUSTRIES LOGO]
      419 WEST PIKE STREET - P.O. BOX 629 - JACKSON CENTER, OHIO 45334-0629
                      PHONE 937-596-6849 - FAX 937-596-6539
                              N E W S  R E L E A S E

Date: May 24, 2004           Contact:   Wade F. B. Thompson or Peter B. Orthwein

   THOR REPORTS RECORD QUARTER AND NINE MONTHS SALES, NET INCOME, AND E.P.S.;
                  WALL STREET ESTIMATES SUBSTANTIALLY EXCEEDED;
         RECORD BACKLOG AND ORDER INPUT; RECORD RV RETAIL REGISTRATIONS.

Thor Industries, Inc. (NYSE:THO) announced today record sales, net income, and E.P.S. for the third quarter and nine months ended April 30, 2004.

Net income for the quarter was a record $32,784,000, up 63% from $20,154,000 last year and the highest for any quarter in the company's history. E.P.S. for the quarter were 57cents, up 63% from 35cents last year, significantly in excess of Wall Street consensus estimates of 48cents. Sales for the quarter were $645,690,000, up 56% from $412,750,000 last year.

Net income for the nine months was a record $74,007,000 up 31% from $56,371,000 last year. E.P.S. for the nine months were $1.29, up 30% from .99cents last year. Sales for the nine months were $1,562,597,000, up 36% from $1,148,909,000 last year.

RV sales in the quarter were a record $594,157,000, up 65% from $359,181,000 last year, making Thor the largest RV builder in both revenue and units. Bus sales in the quarter were $51,533,000, down 4% from $53,569,000 last year. RV sales in the 9 months were $1,401,350,000, up 42% from $987,328,000 last year. Bus sales in the 9 months were $161,247,000 versus $161,581,000 last year. RV income before tax was $55,440,000 in the quarter, up 72% from $32,299,000 last year and $117,866,000 in the 9 months, up 32% from $89,236,000 last year. Bus income before tax in the quarter was $1,389,000 versus $2,514,000 last year and $7,540,000 in the 9 months, down from $8,453,000 last year. Corporate costs in the quarter were $3,084,000 versus $1,501,000 last year and $5,155,000 in the nine months versus $6,183,000 last year. This year's results include Damon since its acquisition on September 2, 2003. Damon had sales of $67,622,000 for the quarter and $157,367,000 for the nine-month period. Damon's income before tax was $4,580,000 for the quarter and $8,980,000 for the nine-month period.

RV retail registrations in the quarter were up 26% over last year to 20,719 units versus 16,489 last year, easily the highest for any quarter in the company's history. According to Statistical Surveys, Thor has 30.2% of the retail travel trailer and fifth wheel market, up from 29.5% last year. In motorhomes, Thor has 10.2% of the retail market, up slightly from 10.1% last year. RV backlog on 4/30/04 was a record $479 million despite price increases averaging about 3% taken in March and April and up 177% from $173 million last year. Bus backlog on 4/30/04 was $121 million, up 25% from $97 million last year.

Thor's quarterly dividend of 3cents per share will be paid on July 2, 2004 to stockholders of record on June 15, 2004.

This release includes "forward looking statements" that involve uncertainties and risks. There can be no assurance that actual results will not differ from the Company's expectations. Factors which could cause materially different results include, among others, the success of new product introductions, the pace of acquisitions and cost structure improvements, competitive and general economic conditions, and the other risks set forth in the Company's filings with the Securities and Exchange Commission.


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                              THOR INDUSTRIES, INC.
    STATEMENT OF INCOME FOR THE 3 AND 9 MONTHS ENDED APRIL 30, 2004 and 2003
                       $000 except per share - unaudited

                                                3 MONTHS ENDED APRIL 30                           9 MONTHS ENDED APRIL 30
                                            2004     %           2003       %               2004      %             2003       %
                                     -----------------------------------------------------------------------------------------------

Net sales                              $ 645,690            $ 412,750                $ 1,562,597             $ 1,148,909

Gross profit                           $  90,121   14.0%    $  57,035     13.8%      $   209,665    13.4%    $   160,781     14.0%

Selling, general and administrative    $  37,210    5.8%    $  24,376      5.9%      $    93,751     6.0%    $    69,456      6.0%

Amortization of intangibles            $     201      -     $     180        -       $       597      -      $       536        -

Impairment of equity securities        $    -         -     $   -            -       $     -          -      $     1,580       .1%

Gains (losses) on equity securities    $     (13)     -     $   -            -       $     1,801      .1%    $      -           -

Interest income (net)                  $     321      -     $     299       .1%      $     1,129      .1%    $     1,095       .1%

Other income                           $     727     .1%    $     534       .1%      $     2,004      .1%    $     1,202       .1%
                                       ---------            ---------                -----------             -----------

Income before taxes                    $  53,745    8.3%    $  33,312      8.1%      $   120,251     7.7%    $    91,506      8.0%

Taxes                                  $  20,961    3.2%    $  13,158      3.2%      $    46,244     3.0%    $    35,135      3.1%
                                       ---------            ---------                -----------             -----------

Net income                             $  32,784    5.1%    $  20,154      4.9%      $    74,007     4.7%    $    56,371      4.9%
                                       =========            =========                ===========             ===========

 E.P.S.                                $    0.57               $ 0.35                     $ 1.29                  $ 0.99

Average common shares outstanding      57,245,068           57,167,290                 57,265,901              57,083,376

              SUMMARY BALANCE SHEETS - APRIL 30 ($000) (UNAUDITED)


                                           2004            2003                                       2004            2003
                                       -----------     -----------                                -----------     -----------
       Cash and equivalents             $  65,541       $  91,371        Current liabilities       $ 236,629       $ 162,661
       Investments, short term             43,949          29,517        Other liabilities             7,601           6,431
       Accounts receivable                181,605         105,771          Stockholders' equity      479,610         391,642
       Inventories                        159,578         102,726
       Deferred income tax and other       14,112           9,568
                                       -----------     -----------
       Total current assets               464,785         338,953
       Fixed assets                        93,191          66,494
       Investments - joint ventures         2,492           2,140
       Investments available for sale       -               1,598
       Goodwill                           140,857         130,555
       Other assets                        22,515          20,994
                                       -----------     -----------                                -----------     -----------
       Total                            $ 723,840       $ 560,734                                  $ 723,840       $ 560,734
                                        =========       =========                                  =========       =========